CORPORATE Services agreement

This Corporate Services Agreement (this “Agreement”) is entered into as of this 14th day of February 2013 by and between Pylon Management, Inc. (the “Consultant”) and Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”).

RECITALS

A.           Consultant to provide comprehensive turnkey solutions for all back office administrative services and to integrate acquired companies in the staffing industry.

B.           Consultant to provide services to assist in identifying potential acquisition targets and also integrating such acquired businesses.

C.           Company agrees to retain Consultant to provide the services set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.          ENGAGEMENT. Company hereby engages and retains Consultant to perform the Services (as that term is hereinafter defined) and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

2.          SERVICES.

A.           Staffing Related Consulting Services. Consultant agrees to provide services to Company, which shall include, but not be limited to, the following services (hereafter collectively referred to as the “Services”):

(a)          Provide comprehensive back office administrative services to the Company as set forth in Exhibit A for a period of 18 months following the date of this Agreement.

(b)          Advise and assist Company in identifying one or more acquisition targets (the “Prospect(s)”) that may have an interest in pursuing an M&A Transaction as defined below, financed either with cash, promissory note or securities of the Company.

(c)          Advise Company on technical, legal and accounting due diligence aspects of acquiring related businesses and enable them to make well informed acquisition decisions.

(d)          Identify, analyze, structure and/or negotiate sales and/or acquisitions of other businesses, including without limitation, through merger, stock purchase, and any other structure relating to such sales or acquisitions.

(e)          Assist the Company in its corporate strategies and operations.

(f)          Assist the Company in the implementation of its business plan and capital market strategies.

For purposes of this Agreement, an “M&A Transaction” shall mean (i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, or (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise.

B.           Best Efforts. Consultant shall devote such full-time and effort, as both parties deem commercially reasonable and adequate under the circumstances, to the affairs of Company, to render the services contemplated by this Agreement. In particular, it shall cause Jeff Raymond to be the primary service contact person on behalf of Consultant.

D.           Authority to Engage Other Service Providers. Consultant shall have the authority to engage other third parties to assist it in providing services to Company, and to pay compensation to such third parties, including but not limited to portions of its compensation to be received under this Agreement but only with Company’s prior written consent. Company shall not be responsible for the fees or other charges of such third parties unless and to the extent that Company otherwise agrees with Consultant or such third party in advance in writing.

3.          EXPENSES.

A.           General Expenses. It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses which shall include, but shall not be limited to, accounting, long distance communication, and the printing and mailing of materials between the parties hereto; provided, however, that this shall not include expenses incurred by Consultant in connection with the reproduction, printing or special delivery of Business Plans, Corporate Profiles, or other similar documents required by third parties.

B.           Travel Expenses. Any travel expenses incurred by Consultant in the rendering of its Services hereunder shall be reimbursed by Company on a monthly basis. This shall only apply to travel that is requested by and approved in advance by Company.

4.          COMPENSATION. In consideration for the Services rendered pursuant to this Agreement, Company agrees that Consultant shall be entitled to the following compensation:

A.           Monthly Retainer. The parties agree that Consultant has accrued fees from the Company that, as of December 2, 2012, was $30,000. The parties agree that $15,000 of this balance shall be paid upon execution of this agreement and the remaining $15,000 plus any additional accrued amounts shall be paid upon the closing of the first M&A Transaction and concurrent financing. After such time, the Company will pay Consultant the Monthly Retainer earned at the end of each fiscal month thereafter within 15 days of the following month.

B.           Equity Compensation. Consultant shall receive equity compensation in the amount of two percent (2%) of the Company’s then outstanding common shares (“Common Shares), upon the closing of the Company’s first M&A Transaction; and equity compensation in the amount of one percent (1%) of the Company’s Common Shares upon the Closing of the Company’s second and third M&A Transactions. All Common Shares issued under this Agreement shall have “piggyback” registration rights at the Company’s election and shall be included in any registration statement filed by the Company with the Securities and Exchange Commission unless the Company’s investment banker objects to the inclusion of such shares on the grounds that it may adversely affect the ability to complete any capital formation after the Common Shares are issued; provided that such shares shall not be included if they may be sold under Rule 144 under the Securities Act of 1933, as amended. All Common Shares shall be issued with a customary restrictive legend which the Company agrees it will remove upon receipt of a valid legal opinion reasonably acceptable to the Company that these Common Shares may be sold in compliance with applicable federal and state securities laws.

C.           M&A Compensation. For any M&A Transaction, for which the Consultant introduces a prospect that enters into an M&A Transaction with the Company, the Company agrees to pay Consultant 5% of the first $1 million in Transaction Value, 4% of the second $1 million in Transaction Value, 3% of the third $1 million in Transaction Value plus 1% of the balance of the Transaction Value.

The “Transaction Value” shall mean (i) for any transaction that in which the Company and/or its controlled subsidiaries will acquire more than a majority of the ownership of such prospect or substantially all of the assets of such Prospect, the aggregate purchase price actually paid to a prospect or its owners introduced by the Consultant, by the Company for such equity or assets as full compensation for Consultant’s services under this agreement or (ii) for any prospect in which the Company will acquire less than a majority of the ownership or less than substantially all of the assets of such prospect or not for any reason directly control the Board of Directors or similar governing body of prospect or its successor (or the acquisition entity used to consummate a Transaction that involves a sale/purchase of assets), the amount paid to such prospect or its owners by the Company and/or its controlled subsidiaries. All fees shall be paid in like kind to the consideration paid to the sellers as part of the transaction. Therefore in the event that the consideration shall be paid either in full or partially in the Company common stock then the Consultant shall receive the fees set forth above in common stock issued at the same valuation as the common stock issued in the transaction.

Any fees paid to Consultant as M&A compensation will be reduced by the amount paid to the Consultant in the monthly retainer. All cash fees are to be paid in US funds by bank draft or wire transfer at the closing and funding of a Transaction; provided, however, that in the event the Transaction includes any contingent consideration, earn out, royalty, or deferred purchase price, then the Company shall pay to Consultant such portion of the fee when and if such contingent consideration is paid to Prospect or its owners.

D.           Administrative Services. The Company shall pay Consultant for administrative services rendered under Section 2(A)(g), a fee (“Administrative Fee”) equal to 2% of the “Net Sales” of the Company; provided that such fee shall be reduced to 1.5% of the “Net Sales” of the Company once the Company achieves Net Sales of at least $1,000,000 per month. “Net Sales” shall mean, for any period, the aggregate gross amounts invoiced for services of the Company less any good faith estimates of deductions to the extent specifically relating to sales and normal and customary for services of the nature provided by the Company, including without limitation, customary discounts, commissions and credits; taxes applied to services rendered; and allowance for bad debt. The Administrative Fee shall be payable with respect to the Net Sales within the Company’s fiscal quarter within 30 days following the end of such fiscal quarter.

5.          INDEPENDENT CONTRACTOR. Consultant shall be, and in all respects shall be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding. Consultant shall be solely responsible for making all payments to and on behalf of its employees and subcontractors, including those required by law, and Company shall in no event be liable for any debts or other liabilities of Consultant. Consultant shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of Company, and Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind Company. Subject to the following sentence, Consultant shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses, and other pursuits as Consultant in its sole, absolute and unfettered discretion, may elect. Notwithstanding the above, no activity, employment, venture, business or other pursuit of Consultant during the term of this Agreement shall conflict with Consultant’s obligations under this Agreement or be adverse to Company’s interests during the term of this Agreement.

6.          REPRESENTATIONS, WARRANTIES AND COVENANTS.

A.           Corporate Authority. Both Company and Consultant have full legal authority to enter into this Agreement and to perform their respective obligations as provided for in this Agreement. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

B.           Consultant Ability. Consultant represents and warrants to Company that (a) it has the experience and ability as may be necessary to perform all the required Services with a high standard of quality, (b) all Services will be performed in a professional manner, and (c) all individuals it provides to perform the Services will be appropriately qualified and subject to appropriate agreements concerning the protection of trade secrets and confidential information of Company which such persons may have access to over the term of this Agreement.

7.          TERM AND TERMINATION.

A.           From the date this Agreement is fully executed, the “Term” of this Agreement shall be eighteen (18) months; provided however that this Agreement may be terminated by either party, with or without cause, upon delivery of a 90 day written notice by one party to the other; provided, however, the termination or expiration of this Agreement shall not in any way limit, modify, or otherwise affect the rights of Consultant to: (i) receive retainers due and reimbursement of expenses incurred by Consultant up to the date of termination, and (ii) be protected by the indemnification rights, waivers and other provisions of this Agreement.

B.           In the event of early termination for any reason other than a breach of this Agreement by Consultant, Company shall pay any compensation earned under the terms of this Agreement which has not yet been paid by Company to Consultant, including payment for all merger and acquisition activity as forth in Section 4 (c), and reimburse Consultant for all reasonable and approved expenses incurred by Consultant until the date of termination.

8.          CONFIDENTIAL DATA.

A.           Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Company, obtained by Consultant as a result of its engagement hereunder, except to the extent necessary for Consultant to perform its services or as otherwise authorized in writing by Company. Consultant represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of Company, including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of Company.

B.           Company shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Consultant, obtained as a result of its engagement hereunder, unless authorized, in writing by Consultant.

9.          OTHER MATERIAL TERMS AND CONDITIONS.

A.           Indemnity.

(a)          Indemnification by Company. Company agrees to indemnify and hold harmless Consultant, its affiliates and their respective officers, directors, managers, partners, shareholders and agents, from any claims, lawsuits or litigation arising from disputes between Company and any third parties other than those arising from the gross negligence or willful misconduct of Consultant.

(b)          Indemnification by Consultant. Consultant agrees to indemnify and hold harmless Company from any claims, lawsuits or litigation arising from disputes between Consultant and any third parties other than those arising from the gross negligence or willful misconduct of Company.

B.           Governing Law; Waiver of Jury Trial. This agreement shall be governed by and construed in accordance with the laws of the state of New York. The parties hereby consent and submit, to the personal jurisdiction of any state or federal court located in the city and state of New York, New York in connection with any legal action relating to this agreement and waives any right it might have in connection with such action to assert the doctrine of forum non conveniens or to object to venue. Notwithstanding the foregoing, nothing contained in this engagement agreement shall be construed to restrict in any way the right of any party hereto to seek injunctive or similar equitable relief in any court of competent jurisdiction with respect to any threatened breach of the provisions of this agreement or any of the respective parties’ obligations hereunder.          EACH PARTY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

C.           Attorneys Fees. In the event any of the parties hereto are required to commence any action or proceeding in order to enforce the obligations of the other parties hereto, then the prevailing party shall be entitled to reasonable attorney fees and costs incurred in any such action.

D.           Provisions. Neither termination nor completion of the assignment shall affect the provisions of this Agreement, which shall remain operative and in full force and effect.

E.           Additional Instruments. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

F.           Entire Agreement. Each of the parties hereby covenants that this Agreement, together with the exhibits attached hereto as earlier referenced, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding or expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

G.           Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that Consultant may not assign any or all of Consultant’s rights or duties hereunder without the prior written consent of the Company.

H.           Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

I.           Notices. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence. Notices provided under this Agreement shall be provided in writing and delivered by hand, by facsimile transmission or by overnight courier. Notices shall be deemed received upon personal receipt if personally delivered, upon completion of facsimile transmission with electronic evidence of receipt, or upon delivery with evidence of delivery. Notices shall be delivered to the information set forth below the signatures of each party hereto, or to such other address, as a party shall have provided in writing to the other party.

J.           Modification and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

WHEREOF, the parties hereto have executed this Corporate Services Agreement as of the date first written above.

Pylon Management, Inc.	Staffing 360 Solutions, Inc.

/s/ Jeff Raymond	/s/ Allan Hartley
By: Jeff Raymond	By: Allan Hartley
Its: Chief Executive Officer	Its: Chief Executive Officer

EXHIBIT A

ADMINISTRATIVE SERVICES

Exhibit A

SCOPE OF SERVICES

PAYROLL ADMINSTRATION

•	Payroll Processing
•	Billing Processing
•	Employee- Set-up
•	Check Printing
•	Direct Deposit
•	Invoices – Mail/Electronic
•	Payroll Check Reconciliation
•	Local, State and Federal Payroll Reports
•	Year-end W-2 Forms and 1099’s.
•	Quarterly 940 tax reports
•	Reimbursement and Deductions
•	Wage Garnishments
•	Paid Time-off Tracking
•	Purchase Order Tracking
•	Record Maintenance
•	Bonus, Commissions and Variable Pay Plan Processing

TAX ADMINISTRATION

•	Tax Depository
•	Federal Payroll Deposits and Summary
•	State Withholding Deposits and Reports
•	Social Security (FICA) Tax Filings and Reports
•	State Unemployed (SUTA) Tax Filings and Payment and Claims Filing
•	State Disability Insurance (SDI) Filing and Reports
•	Local, City Taxes – Compliance/Filings

WORKERS COMPENSATION

•	Negotiate and manage workers compensation policies
•	Manage year-end audits from Workers Compensation companies
•	Manage risk for company including injury reports, physician referrals and medical care management
•	Respond to injured workers and client injuries
•	Accident investigation and reporting
•	Post accident drug testing
•	Back to work policy
•	Inspections, reports and data tracking
•	Develop and implement safety programs as needed

HUMAN RESOURCES

•	Monitor hiring process
•	Maintaining employment files and records
•	Handling employment matters with employees
•	Providing employment verifications
•	Exit interviews and administering separation process
•	Retaining records during the post employment period
•	Manage unemployment insurance claims

EMPLOYEE BENEFITS

Analyze, select and maintain employee’s benefits for company

•	Major medical insurance
•	Dental/Vision Insurance
•	Supplemental Insurance
•	Cafeteria 125 Plans
•	401 (K) Retirement Plans
•	Direct Deposit

ACCOUNTING

•	Set up chart of accounts for each company
•	Produce P&L and balance sheet for company
•	Produce financial P&L by division
•	Manage commission programs
•	Bank reconciliation
•	Manage cash flow
•	Liaison with lender
•	Transmit weekly sales to lender
•	Manage bank relationship
•	Month end claims
•	P&L analyses
•	Set up companies to do business in multi-states

ACCOUNTS RECEIVABLE

•	A/R collections
•	Collection Notices
•	Demand Notices
•	Customer A/R Inquiries
•	Lender Reconciliation on over 90 invoices
•	Posting of payments

ACCOUNTS PAYABLE

•	A/P aging
•	Schedule Payments and Pay
•	Verify Invoices
•	Handle Lender issues